Exhibit 10.1

January 14, 2022

Mr. Kevin C. Clark
c/o Cross Country Healthcare, Inc.
6551 Park of Congress Boulevard, N.W.
Boca Raton, FL 33487

Dear Kevin:

In connection with your transition from employment as the president and chief executive officer of Cross Country Healthcare, Inc. (the “Company”) effective as of March 31, 2022 to non-executive chairman of the board of directors of the Company (the “Board”), the Company and you hereby agree as follows:

1.  All outstanding equity awards granted to you during your employment by the Company (the “Equity Awards”) will continue to vest and be settled as currently scheduled (including, but not limited to, performance share awards through the entirety of the applicable performance cycle) during your period of continued service on the Board or other service to the Company.

2.  Immediately prior to the consummation of a Change in Control (as defined in the Company’s 2020 Omnibus Incentive Plan or its successor) during your period of continued service on the Board or other service to the Company, your Equity Awards shall become fully vested.  Following the vesting of the Equity Awards, such Equity Awards shall be settled in a manner that is in compliance with, or is exempt from, Section 409A of the Internal Revenue Code of 1986, as amended.

3. Subject to your eligibility for and timely election to receive COBRA continuation coverage from the Company, the Company will pay you a lump sum amount, on a taxable basis, equal to the COBRA premiums payable by you in accordance with the Company’s policies for the period of 18 months following your retirement, within thirty (30) days following your retirement.

4.  Any press release or public communications by the Company regarding your transition from president and chief executive officer to non-executive chairman of the Board shall be coordinated with you, and the Company shall not issue any such press release or public communication without your prior written consent other than the press release in the form you agree to with the Company or other press releases or public communications that are consistent therewith in all material respects.

5.  Notwithstanding section 7(c) of the Employment Agreement between you and the Company, dated as of January 16, 2019 (the “Employment Agreement”), you are permitted to keep Company-issued equipment and other Company materials until your termination of continued service on the Board or other service to the Company, or upon earlier request by the Company. The payments and benefits set forth in this letter agreement will only be paid or provided, as applicable, if upon or within thirty (30) days following (but not prior to) the date of your retirement you execute and deliver to the Company a fully effective and irrevocable release of claims against the Company and related parties, substantially in the form attached as Exhibit A to the Employment Agreement.

Other than as set forth above, you will not be entitled to any additional benefits or compensation in connection with your cessation of employment with the Company.  For the avoidance of doubt, except as expressly set forth above, all terms and conditions of the Employment Agreement shall remain in full force and effect, including the terms set forth in sections 6, 7 (except as modified by section 5 above), 8, 18 and 24 thereof.

Very truly yours, CROSS COUNTRY HEALTHCARE, INC. By: /s/ Thomas C. Dircks Name: Thomas C. Dircks Title: Chairman of the Board of Directors

AGREED AND ACCEPTED:

/s/ Kevin C. Clark
Kevin C. Clark